Ministry of Health Approves BrainStorm’s
NurOwn™ for the First Clinical Trial of Adult Stem
Cell Therapy for ALS

Brainstorm and Hadassah to Conduct Trial with Brainstorm Cell
Therapeutics’ NurOwn™

New York and Petach Tikvah, Israel, 17 May, 2011 – BrainStorm Inc. (OTC BB: BCLI), a leading developer of adult stem cell technologies and therapeutics, and Hadasit, the technology transfer company of the Hadassah Medical Organization, announced today that Israel's Ministry of Health (MOH) has approved the Phase I/II clinical trial of NurOwn™, BrainStorm’s autologous stem cell therapy for people with amyotrophic lateral sclerosis (often referred to as ALS or Lou Gehrig's Disease). BrainStorm is the first company to receive approval from the MOH for a differentiated stem cell-based therapy.

“We are very excited to have reached the human clinical trial stage with our stem cell therapy. The trial represents a significant step forward in our goal of using stem cells with neuro-restoration capabilities to treat ALS” said Dr. Adrian Harel, acting CEO of BrainStorm. "We expect to begin treating patients in the coming weeks and look forward to working with Hadassah Medical Center and its renowned staff."

"The commencement of this landmark clinical trial, along with the announcement earlier this year made by the U.S. Food and Drug Administration (FDA) granting Orphan Drug designation to our NurOwn™ autologous adult stem cell product candidate for the treatment of ALS, are indications of our commitment to achieve as soon as possible a safe and beneficial therapy for the many patients of ALS and other devastating neurodegenerative conditions," said Chaim Lebovits, President of BrainStorm.

“We at Hadassah are delighted to collaborate with BrainStorm on these important clinical trials in ALS, the first with this type of stem cells.” Prof. Karussis said. We believe that together we may achieve a breakthrough for the treatment of people suffering from ALS.”

About the Trial

The Phase I/II clinical trial will be conducted by a joint team headed by the principal investigator Prof. Dimitrios Karussis, M.D., Ph.D., Director of the Center for Multiple Sclerosis in the Department of Neurology at the Hadassah Medical Center in Jerusalem, and a scientific team from BrainStorm headed by Prof. Eldad Melamed. The initial phase of the study is designed to establish the safety of NurOwn™ and will later be expanded to assess efficacy.

Patients will be transplanted with stem cells derived from their own bone marrow and treated with Brainstorm's NurOwn™ stem cell technology. The trial will include a total of 24 patients, twelve in an advanced stage of the disease and twelve in an early stage. The patients will be examined at regular intervals and followed for six months post transplantation. Additional information regarding the Phase I/II clinical trial is provided by the Hadassah Medical Center at the website:
http://clinicaltrials.gov/ct2/show/NCT01051882?term=nct01051882&rank=1

About Amyotrophic Lateral Sclerosis

Amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, is a progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord. According to the ALS Association, approximately 5,600 people in the U.S. are diagnosed with ALS each year and it is estimated that as many as 30,000 Americans may have the disease at any given time. The financial cost to families of patients is exceedingly high.

About NurOwn™

BrainStorm’s core technology, NurOwn™, is based on the scientific achievements of Professor Eldad Melamed, former Head of Neurology, Rabin Medical Center, and Tel-Aviv University, and Professor Daniel Offen, Head of the Neuroscience Laboratory, Felsenstein Medical Research Center (FMRC) at the Tel-Aviv University.

The NurOwn™ technology processes adult human mesenchymal stem cells that are present in bone marrow and are capable of self-renewal as well as differentiation into many cell types. The research team is among the first to have successfully achieved the in vitro differentiation of adult bone marrow cells (animal and human) into cells capable of releasing neurotrophic factors, including Glial-Derived Neurotrophic Factor (GDNF) by means of a specific differentiation-inducing culture medium.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is a promising company developing adult stem cell therapeutic products, derived from autologous (self) bone marrow cells, for the treatment of neurodegenerative diseases. The Company holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel-Aviv University.  For more information, visit the company’s website at www.brainstorm-cell.com.

About the Hadassah University Medical Center

The Hadassah University Medical Center includes two university hospitals in Jerusalem – on Mt. Scopus and in Ein Kerem. The flagship of Hadassah, the Women's Zionist Organization of America, Inc., its two hospitals have 1,000 beds, 31 operating theaters, nine specially oriented intensive care units and five schools of allied medical professions, owned and operated in collaboration with the Hebrew University. Over half the hospital research conducted in Israel is carried out at Hadassah. Each department incorporates research units and there are many interdisciplinary research centers in both hospitals and within a number of hospital departments. For more information, visit the website at www.hadassah.org.il.

About Hadasit

Hadasit, the Technology Transfer Company of Hadassah Medical Organization (HMO) in Jerusalem, promotes and commercializes HMO’s continuously generated intellectual property (IP) and Research & Development (R&D) capabilities. IP generated by HMO has already gained global recognition due to Hadasit’s successful enterprising of Hadassah’s biomedical technology, including novel therapeutics, diagnostics and medical devices. For more information visit the website at www.hadasit.co.il

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. The Company does not undertake any obligation to update forward-looking statements made by us.

Company Contact:
Dr. Adrian Harel, acting CEO
BrainStorm Cell Therapeutics
Phone: +972-3-9236384
Email: aharel@brainstorm-cell.com